1ST UNITED BANCORP, INC. COMPLETES MERGER WITH

EQUITABLE FINANCIAL GROUP, INC.

BOCA RATON, FLA.—February 6, 2008— 1st United Bancorp, Inc. (1st United), Boca Raton, Florida, and Equitable Financial Group, Inc. (Equitable), Fort Lauderdale, Florida, announced today that the shareholders of Equitable have approved the merger of Equitable with and into 1st United and 1st United’s acquisition of Equitable Bank. 1st United and Equitable have closed the transaction and the merger will be effective February 29, 2008.

The total consideration value is approximately $55.6 million in a combination of 1st United stock and cash. On or about February 29th, each share of Equitable common stock will be converted into the right to receive consideration valued at $101.29. Each Equitable shareholder will have the right to receive in consideration shares of 1st United common stock or a combination of 50% 1st United common stock and 50% cash, based on an election previously made by each stockholder.

The resulting institution, 1st United Bancorp, and its subsidiary bank, 1st United Bank, will have approximately $550 million in assets and $78 million in equity. Headquartered in Boca Raton, Florida, 1st United Bank will operate 12 banking centers, four in Palm Beach County, located in Boca Raton, Palm Beach, West Palm Beach and North Palm Beach; seven in Broward County, located in Coral Springs, Ft. Lauderdale (2), Hollywood, Cooper City, Plantation and Coral Ridge; and one in Dade County in North Miami Beach.

“By the end of May, we will have replaced the Equitable Bank signage with 1st United Bank signage and our joint customers will be able to enjoy our expanded services including, cash management, lock box and a wide range of lending products as well as banking at any of our twelve locations,” said Bill Spute, CEO and President of Equitable. “We are excited about the synergies of combining the institutions to better serve the dynamic markets in Palm Beach, Dade and Broward Counties,” added Mr. Spute, who will be joining the Board of Directors of 1st United and the combined executive team as Chief Banking Officer.

“This is an important merger for 1st United as Equitable is a high performance bank with management and employees who have strong ties to the communities they serve. Working closely with the Equitable team towards consummation of this merger has only reinforced our belief in the added strength of the combined organizations,” said 1st United Chairman Warren S. Orlando.

“Equitable Bank’s management team, under the leadership of President and CEO William Spute, has done an excellent job in establishing a winning banking presence in Broward County and in North Miami Beach,” said 1st United’s CEO Rudy Schupp. “Both organizations’ focus on quality customer service will continue to be the priority of the merged entity,” added Mr. Schupp.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts, are based on certain assumptions and reflect our current beliefs and expectations. These forward-looking statements are subject to risks and uncertainties, and other important factors that could cause actual results, performance or achievement to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. The information set forth herein speaks only as of the date hereof, and 1st United Bancorp, Inc. disclaims any intention or obligation to update the information contained in this press release.

Contact:

John Marino,

President and Chief Financial Officer

Office: (561) 362-3431

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